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                         [DELOITTE & TOUCHE LETTERHEAD]

                                                                    EXHIBIT 15.1

June 15, 1999

Sharper Image Corporation
San Francisco, California

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of the Sharper Image Corporation for the periods ended April 30, 1999 and 1998, as indicated in our report dated June 7, 1999; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarter ended April 30, 1999, are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.




DELOITTE & TOUCHE LLP

San Francisco, California